Exhibit 5.4

Attorneys at Law

CYRIL HOLLINGSWORTH THOMAS S. STONE STEVE L. RIGGS MICHAEL O. PARKER JOSEPH H. PURVIS JOHN B. PEACE WILLIAM DEAN OVERSTREET MICHAEL G. SMITH + GARY B. ROGERS JAMES PAUL BEACHBOARD =	CAL McCASTLAIN MARK H. ALLISON RANDALL L. BYNUM† MONTE D. ESTES MATTHEW C. BOCH‡ TODD WOOTEN TJ LAWHON STEPHEN R. GILES CARL F. (TREY) COOPER III ADRIENNE M. GRIFFIS NATALIE E. RAMM	425 W. CAPITOL AVE STE 3700 LITTLE ROCK, AR 72201-3465 TELEPHONE (501) 375-9151 FACSIMILE (501) 375-6484 www.ddh.law

DARRELL D. DOVER (1933-2009)

PHILIP E. DIXON (1932-2005)

ALLAN W. HORNE (1932-2018)

OF COUNSEL

GARLAND W. BINNS, JR.

= ALSO LICENSED IN TENNESSEE

+ ALSO LICENSED IN TEXAS

† ALSO LICENSED IN DISTRICT COLUMBIA

‡ ALSO LICENSED IN ILLINOIS

December 20, 2019

Local Entity defined below

c/o StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, PA 19053

Ladies and Gentlemen:

We have acted as special counsel in the State of Arkansas to StoneMor Arkansas Subsidiary, LLC (the “Local Entity”), each of which is a wholly-owned direct or indirect subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (“Cornerstone Co.” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entity (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $392,768,073 aggregate principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) being registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $392,768,073 aggregate principal amount of the Issuers’ outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of June 27, 2019 (the “Indenture”), among the Issuers, the Guarantors, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee.

In rendering our opinions hereinafter set forth, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.    the Indenture,

2.    the Notes;

3.    the Master Secretary’s Certificate, dated the date hereof;

4.    the Operating Agreement of the Local Entity, as certified pursuant to the Secretary’s Certificate;

5.    the Unanimous Written Consent dated June 26, 2019 of the Board of Directors of StoneMor GP LLC, General Partner of StoneMor Partners L.P., and All of the Boards of Directors, Managers and Governors of StoneMor Partners L.P.’s Direct and Indirect Subsidiaries pertaining to the Indenture and other matters as more particularly set forth therein, as certified pursuant to the Secretary’s Certificate;

6.    the good standing certificate for the Local Entity from the State of Arkansas (the “Good Standing Certificate”); and

7.    such other documents as we considered appropriate as a basis for the opinions set forth below.

We also reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

We have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entity, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective by the Commission and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on the Secretary’s Certificate. With respect to our opinion in paragraph 1 below as to the valid existence and good standing of the Local Entity, we have relied exclusively on the Good Standing Certificate.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.    The Local Entity is validly existing and in good standing under the laws of the State of Arkansas.

2.    As of the date of the Indenture, the Local Entity had all limited liability company power and capacity to execute and deliver the Indenture, and as of the date hereof the Local Entity has all corporate power and capacity to perform their respective obligations thereunder.

3.    All necessary action has been taken on the part of the Local Entity to authorize the execution and delivery of the Indenture and the performance by the Local Entity of their respective obligations thereunder (including their respective Guarantee is provided therein).

4.    The Indenture has been duly executed and delivered by the Local Entity to the extent that execution and delivery are governed by the laws of the State of Arkansas.

The opinions expressed herein are limited in all respects to the laws of the State of Arkansas, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We understand that Duane Morris LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

DOVER DIXON HORNE PLLC

/s/ Steve L. Riggs